Exhibit (d)(59)

PHILADELPHIA INTERNATIONAL ADVISORS L.P.

September 17, 2014

Mary Ann B. Wirts

President

The Glenmede Fund, Inc.

c/o Glenmede Investment Management LP

One Liberty Place

1650 Market Street, Suite 1200

Philadelphia, PA 19103-7391

Re:	The Glenmede Fund, Inc: Philadelphia International Fund

Dear Mrs. Wirts:

Pursuant to Investment Advisory Agreement between the Fund on behalf of the Philadelphia International Fund (the “Portfolio”) and Philadelphia International Advisors LP (the “Adviser”) dated January 1, 2002, the Adviser is entitled to investment advisory fees of 0.75% of the Portfolio’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Adviser agrees that in order to improve the performance of the Portfolio, the Adviser shall, until future notice, but in no event terminating before February 28, 2016 waive all or a portion of its investment advisory fees and/or reimburse expenses (other than, Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which the Portfolio’s total operating expenses (other than Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) exceed a total operating expense ratio (excluding Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) of 1.00% of the Portfolio’s average daily net assets.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

Philadelphia International Advisors LP

By:	Philadelphia International Partners LP

By:	Andrew B. Williams Company LLC, its General Partner

By:	/s/ Andrew B. Williams
Andrew B. Williams its Managing Member

Your signature below acknowledges

acceptance of this Agreement:

By:	/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President
The Glenmede Fund, Inc.